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                                 AMENDMENT OF THE

                           AMENDED AND RESTATED BYLAWS OF

                            WESTERN STAFF SERVICES, INC.


     By unanimous written consent of the Board of Directors of the Corporation dated as of July 16, 1998, and by majority vote of the shareholders of the corporation at a special meeting held August 13, 1998, the name of the Corporation was changed to Westaff, Inc., effective September 24, 1998.

     Also by unanimous written consent of the Board of Directors of the Corporation dated as of July 16, 1998, the officers of the Corporation were authorized and directed to execute all instruments, documents, agreements and certificates and to take all such other actions deemed necessary, advisable, or property to carry out the purposes and intent of the resolutions regarding the corporation name change.

     Therefore, the Amended And Restated Bylaws of the Corporation are further amended to be titled:

                            "AMENDED AND RESTATED BYLAWS
                                        OF
                                   WESTAFF, INC.,
                             (a Delaware corporation)"



                                         WESTAFF, INC.


                                         By: /s/ Robin A. Herman
                                             --------------------------
                                             Robin A. Herman, Secretary